EXHIBIT 99.1


              Contact:  Mr. T.S. Rittenhouse - 215-629-6776


PRESS RELEASE
from
STRAWBRIDGE & CLOTHIER - For Immediate Release - July 3, 1997


    Strawbridge & Clothier (the "Company") announced today that its Board of Directors has declared an initial distribution of 0.29 share of Common Stock of The May Department Stores Company ("May") for each share of Common Stock of the Company. This distribution will be made to shareholders of record on July 15, 1997. There will be no trading in the Common Stock of the Company after July 15, 1997 and the stock transfer books of the Company will be closed at the close of business on that date.

    Francis R. Strawbridge, III, Chairman, said, "At the time of the shareholder vote on the liquidation last July, we indicated that we planned to make an initial distribution in November 1996 and a second distribution at this time. As we subsequently advised our shareholders, the initial distribution has been delayed due to the necessity for resolving problems at three Clover stores which we continued to operate. The problems at two of the stores have now been resolved but the operation of the third store at Shore Mall in New Jersey continues until a replacement tenant can be located. We are reserving $38 million at this time for the landlord s claim although we believe that a resolution can be reached at a substantially lower amount. Due to the necessity for establishing this reserve, the amount of the initial distribution is less than originally anticipated. We are also reserving approximately $20 million for ongoing expenses and certain existing and potential liabilities."

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    As part of its liquidation, the Company will transfer on July 18, 1997 all remaining assets, including the remaining May shares, to the S&C Liquidating Trust which will also assume the remaining liabilities of the Company. The shareholders of the Company at the time of the establishment of the S&C Liquidating Trust will be the owners of beneficial interests in the trust and the beneficiaries of any distributions from the trust.

    It is expected that the S&C Liquidating Trust will continue in existence for two to three years. It is planned to make one or more additional distributions from the trust as remaining liabilities are resolved although the timing of those distributions cannot presently be predicted.

    The Company stated that its present estimate of additional shares of May Common Stock which may be distributed is 0.08 May share for each Company share. It is noted that this is a forward looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934 and there are a number of important factors that could cause actual results to differ from the estimate including the resolution of the Shore Mall lease, the amount of other liabilities to be paid in the liquidation and the amount to be received for assets which have not yet been sold. Accordingly, there can be no assurance that the estimate will actually reflect the amount of May shares which will be distributed.